Exhibit 99.1

Contacts: Pat Sheaffer or Ron Wysaske, Riverview Bancorp, Inc. 360-693-6650

Riverview Bancorp Reports Third Quarter Results;
Net Interest Margin Expansion and Stabilizing Credit Metrics

Third Quarter Fiscal 2010 Highlights (at or for the period ended December 31, 2009)
•	Capital levels remain strong - total risk-based capital ratio is at 12.45%.
•	Net interest margin improved eight basis points to 4.43% compared to the preceding quarter.
•	Non-performing loans held steady at $36.4 million compared to $36.1 million at September 30, 2009.
•	Allowance for loan losses increased to 2.47% of total loans and 50.08% of non-performing loans.
•	Speculative construction loans reduced by 46% compared to prior year and 12% from the prior linked quarter.
•	Customer branch deposits increased $18.1 million during the quarter.
•	Bank borrowings reduced by $22 million during the quarter.

Vancouver, WA – January 21, 2010 – Riverview Bancorp, Inc. (NASDAQ GSM: RVSB) ("Riverview" or the "Company") today reported a net loss of $1.3 million, or $0.12 per diluted share, for the third fiscal quarter ended December 31, 2009. Core business fundamentals remained steady during the quarter with an improvement in our net interest margin, strong branch deposit growth and solid core earnings.

“Although our third quarter results were affected by the additions to our loan loss provision, we have seen positive indicators that credit quality is beginning to stabilize,” said Pat Sheaffer, Chairman and CEO.  “For the past year we have set aside reserves in the allowance for specific loans in our portfolio.  Many of these loans have moved through the process and are now either paid off, charged off, or in the real estate owned (REO) category.  Additionally, over the past three months, delinquent loans have declined by more than 60%.  While one quarter does not establish a trend, we are pleased that credit quality is beginning to show signs it is stabilizing.”

For the first nine months of fiscal 2010, Riverview reported a net loss of $741,000, or $0.07 per diluted share, compared to a net loss of $1.9 million, or $0.18 per diluted share, in the first nine months of fiscal 2009.

Credit Quality

“While the housing market in Southwest Washington and Portland is not in the freefall that it was six months ago, it still remains under stress, causing us to continue to build our allowance for loan losses as we remain proactive in identifying credit problems and working to stay ahead of the credit cycle,” said Dave Dahlstrom, EVP and Chief Credit Officer. “During the third fiscal quarter our provision for loan losses was $4.5 million compared to $3.2 million in the preceding quarter and $1.2 million in the third fiscal quarter a year ago.” The elevated provision for loan losses was due to the continuing uncertainty of the current economic environment, the weakness in residential construction, the perceived weakness in the commercial real estate market and a higher level of net loan charge-offs.

Non-performing loans (NPLs) were $36.4 million, representing 4.92% of total loans at December 31, 2009, compared to $36.1 million, or 4.82% of total loans three months earlier. These amounts are down from the peak of $41.1 million, or 5.28% of total loans, at June 30, 2009; once again giving us indications that the current credit cycle may be stabilizing. Land acquisition and development loans and speculative construction loans, represent $23.4 million, or 64.2%, of the total non-performing loan balance at December 31, 2009. All of the loans are to borrowers located in Oregon and Washington, with the exception of two loans totaling $1.6 million.

Non-performing assets were $59.5 million, or 6.93% of total assets, at December 31, 2009, compared to $56.6 million, or 6.55% of total assets three months earlier. The level of nonperforming assets has remained stable during the past three quarters increasing only $2.4 million since June 30, 2009. The allowance for loan losses was $18.2 million at December

RVSB Third Quarter Fiscal 2010 Results
January 21, 2010

31, 2009, or 2.47% of total loans, compared to 2.41% at September 30, 2009, and 1.97% a year ago. The increase in the allowance for loan losses as a percentage of loans is indicative of the current economic conditions.

“A leading indicator that credit quality may be starting to stabilize is that our loan delinquency to total loans ratio decreased substantially in the last three months,” said Dahlstrom.  Loans delinquent 30 to 89 days improved significantly to $5.6 million, or 0.76% of total loans at December 31, 2009, compared to $14.7 million, or 1.97% of total loans at September 30 2009.

“We continue to actively manage our commercial real estate portfolio by performing stress tests on various segments of the portfolio throughout the year. Based on the results of the most recent stress test performed, we do not see any systemic problems in the commercial real estate portfolio, although we believe that there is always some level of risk with any individual loan,” added Dahlstrom.  “We believe that our underwriting standards for this portfolio, which include a minimum debt service coverage ratio of 1.20 or greater, a maximum loan-to-value of 75% and required personal guarantees, will help our borrowers withstand the current economic cycle.” The total commercial real estate loan portfolio was $343.0 million as of December 31, 2009, of which 31% are owner-occupied and 69% are investor-owned. Of the total commercial real estate portfolio, only one loan totaling $435,000 is non-performing and one additional loan for $303,000 was past due 30 to 89 days at December 31, 2009.  There have been no loan charge-offs within this segment of our portfolio.

The allowance for loan losses to non-performing loans was 50.08% at December 31, 2009, the same as at the end of the preceding quarter. The total specific allowance for these non-performing loans was $3.1 million, or 10.2% of the outstanding loan balance.  “We believe the specific allowance required for these non-performing loans accurately reflects the current fair market value of the underlying collateral, which is primarily real estate,” added Dahlstrom.

During the quarter, net REO increased to $23.1 million, due primarily to the addition of two subdivision lots totaling $2.3 million and six town homes from a single builder for $930,000. Included in REO are 47 properties limited to 27 lending relationships. These properties consist of 19 single-family homes totaling $3.4 million, 20 residential building lots totaling $1.6 million, five finished subdivisions totaling $6.3 million, two land development properties totaling $6.1 million and one condo project totaling $5.7 million. All REO is located in Oregon and Washington.

Capital and Liquidity

During the quarter, Riverview improved on its capital levels increasing its Total Risk-Based Capital Ratio to 12.45% and Tier 1 Capital Ratio to 11.19% as of December 31, 2009. During the past twelve months the Company has remained committed to building and maintaining a high amount of capital. Since December 31, 2008, the Company has increased its Total Risk-Based Capital Ratio by 172 basis points and its Tier 1 Capital Ratio by 171 basis points. Riverview’s capital levels remain in excess of the “well-capitalized” regulatory designation. “During this time we have also remained focused on increasing our liquidity position,” said Ron Wysaske, President and COO. “At December 31, 2009, we had available liquidity of over $295 million through our existing funding sources including the Federal Home Loan Bank and the Federal Reserve Bank.”

Riverview’s actual and required minimum capital amounts and ratios are presented in the following table:

December 31, 2009	Actual		Adequately Capitalized		Well Capitalized
	Amount	Ratio	Amount	Ratio	Amount	Ratio
Total Capital
(To Risk-Weighted Assets)	$ 93,927	12.45%	$ 60,362	8.00%	$ 75,453	10.00%
Tier 1 Capital
(To Risk-Weighted Assets)	84,438	11.19%	30,181	4.00%	45,272	6.00%
Tier 1 Capital
(To Adjusted Tangible Assets)	84,438	10.17%	33,214	4.00%	41,518	5.00%

RVSB Third Quarter Fiscal 2010 Results
January 21, 2010

Balance Sheet Review

Net loans declined $9.0 million during the quarter to $721.2 million at December 31, 2009, compared to $730.2 million at September 30, 2009, and $805.5 million a year ago, reflecting the continued weak economic environment. “We originated $40 million of new loans during the quarter, primarily for commercial and small businesses in our communities and also to individuals for the purchase or refinance of single-family homes,” stated Wysaske. “Our focus has and will continue to be on reducing the overall risk profile of our portfolio, particularly in the residential construction and land development sectors.”

The total land development and speculative construction loan portfolios declined to $108.0 million, compared to $120.2 million at the end of the previous quarter and $158.7 million a year ago. Riverview reduced speculative residential construction loans by $4.3 million during the quarter to $31.2 million at December 31, 2009, from $35.5 million three months earlier. Speculative construction loans represent only 4.2% of the total loan portfolio. Land development loans decreased $7.9 million during the quarter to $76.8 million at December 31, 2009 from $84.7 million three months earlier, representing 10.4% of the total loan portfolio.

Riverview continued its targeted reduction of the residential construction related sectors within its loan portfolio, while focusing on growth in the commercial and commercial real estate sectors. Commercial and commercial real estate loans represent 61.5% of the total loan portfolio at December 31, 2009, compared to 59.9% of the loan portfolio three months earlier, while construction loans account for 11.1% of the loan portfolio, compared to 12.6% three months earlier.

Riverview has continued to experience strong customer deposit growth during the quarter. Total deposits were up $17.1 million, or 2.6%, from the previous quarter end to $679.6 million at December 31, 2009. “Our customer branch deposit growth was strong again this quarter, as customers continue to shift away from some of the larger institutions in our marketplace,” said Wysaske.  “We have continued to focus on attracting new customers and deepening our existing customer relationships, while maintaining a low cost of deposits.” Total deposits were $679.6 million at December 31, 2009 compared to $662.5 million three months earlier and $689.8 million at December 31, 2008. The growth in deposits continues to come from organic growth within our markets with customer branch deposits growing $18.1 million during the quarter. In the past twelve months, customer branch deposits have grown by $55 million, an annual growth rate of more than 9%. Included in December 31, 2008 deposits totals were $35.8 million in brokered deposits that have since been paid off by the Bank.  At December 31, 2009, Riverview had no wholesale-brokered deposits in its deposit mix.

During the quarter, the Company used its excess cash reserves and increased deposit base to pay down its Federal Reserve Bank advances by $21.7 million. At December 31, 2009, total borrowings were $58.3 million compared to $80.0 million at September 30, 2009 and $117.1 million a year ago.

Net Interest Margin

Riverview’s net interest margin increased again for the fourth consecutive quarter to 4.43%, an eight basis point improvement compared to the preceding quarter and a 48 basis point improvement compared to a year ago. “Our strong net interest margin is driven by the lower cost of deposits as well as floors that have been placed on loans throughout the past several years,” said Kevin Lycklama, EVP and CFO.  “The average rate earned on interest-earning assets increased by eight basis points compared to the preceding quarter, while the rate paid on interest-bearing deposits decreased ten basis points. This margin expansion is despite the reversal of interest on loans placed on non-accrual status during the quarter, which accounts for a seven basis decrease in the quarterly margin.” For the first nine months of fiscal 2010 the net interest margin expanded 23 basis points to 4.34% compared to 4.11% for the same period a year ago.

Income Statement

Net interest income improved for the third quarter of fiscal 2010 to $8.7 million compared to $8.4 million in the third quarter a year ago. For the first nine months of fiscal 2010, net interest income increased to $26.3 million compared to $25.4 million in the same period in fiscal 2009. Net interest income improved as a result of the continued progress made in the past year at expanding the net interest margin.

RVSB Third Quarter Fiscal 2010 Results
January 21, 2010

Non-interest income was $1.5 million for the third quarter of fiscal 2010, compared to $1.9 million in the third quarter a year ago. During the quarter, Riverview recognized a $456,000 other than temporary impairment (OTTI) charge on an investment in a trust preferred pooled security. The amortized cost of the security was $3.1 million at December 31, 2009. Fee income from Riverview Asset Management Corp. totaled $460,000 during the third quarter and gains on sale of loans held for sale were $152,000.  For the first nine months of fiscal 2010, non-interest income was $5.4 million compared to $2.8 million for the same period a year ago.  During the first nine months a year ago the Company reported a total of $3.4 million in OTTI impairment charges on this same investment security.

Non-interest expense was $7.8 million for the third quarter compared to $7.3 million in the preceding quarter and $6.9 million in the third quarter a year ago. Included in non-interest expense are several categories that have increased during the past year, including FDIC insurance assessments and REO related expenses. FDIC insurance premiums increased $248,000 during the quarter compared to the third quarter of fiscal 2009, reflecting the industry-wide increase in assessments from the FDIC. REO related expenses and professional fees primarily associated with non-performing loans were $869,000 during the quarter. Salary and employee benefits were down $247,000 compared to the same quarter a year ago as the Company has continued to focus on reducing controllable costs.  For the first nine months of fiscal 2010, non-interest expense totaled $23.0 million compared to $20.3 million for the first nine months of fiscal 2009.

Riverview’s efficiency ratio was 76.03% during the quarter, compared to 67.87% during the preceding quarter and 67.23% during the third quarter a year ago. Year-to-date, the efficiency ratio was 72.61% compared to 72.05% for the same period a year ago. Although management remains focused on managing controllable costs, it expects its efficiency ratio to remain at higher than normal levels during fiscal year 2010 as a result of the increase in FDIC insurance premiums and REO related expenses.

Shareholders’ Equity

Book value per share was $8.11 at quarter-end, compared to $8.20 at September 30, 2009 and $8.21 a year ago. Tangible book value per share was $5.69 at quarter-end, compared to $5.78 at September 30, 2009 and $5.80 a year earlier. Tangible common shareholder equity was 7.5% of tangible assets at December 31, 2009 compared to 7.5% at September 30, 2009 and 7.0% a year ago.

About Riverview

Riverview Bancorp, Inc. (www.riverviewbank.com) is headquartered in Vancouver, Washington – just north of Portland, Oregon on the I-5 corridor. With assets of $858 million, it is the parent company of the 86 year-old Riverview Community Bank, as well as Riverview Mortgage and Riverview Asset Management Corp. There are 17 branches, including ten in Clark County, two in Multnomah County and three lending centers. The Bank offers true community banking services, focusing on providing the highest quality service and financial products to commercial and retail customers.

Financial measures that exclude taxes and loan loss provisions, and intangible assets are non-GAAP measures. To provide investors with a broader understanding of earnings, the Company provided non-GAAP financial measures for total income and tangible common equity, along with the GAAP measure of total income, in an effort to isolate the Company’s core business operations and capital adequacy.  Management believes that these non-GAAP financial measures are useful to investors because they allow for greater transparency, facilitate comparisons to prior periods and competitor’s results and assist in forecasting performance for future periods because they exclude items we believe to be outside the normal operating results.

“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements that are subject to risks and uncertainties, including, but not limited to:  the Company’s ability to raise common capital, the amount of capital it intends to raise and its intended use of that capital. The credit risks of lending activities, including changes in the level and trend of loan delinquencies and write-offs and changes in the Company’s allowance for loan losses and provision for loan losses that may be impacted by deterioration in the housing and commercial real estate markets; changes in general economic conditions, either nationally or in the Company’s market areas; changes in the levels of general interest rates, and the relative differences between short and long term interest rates, deposit interest rates, the Company’s net interest margin and funding sources; fluctuations in the demand for loans, the number of unsold homes, land and other properties and fluctuations in real estate values in the Company’s market areas;  secondary market conditions for loans and the Company’s ability to sell loans in the secondary market; results of examinations of us by the Office of Thrift Supervision or other regulatory authorities, including the possibility that any such regulatory authority may, among other things, require us to increase the Company’s reserve for loan losses, write-down assets, change

Riverview Community Bank’s regulatory capital position or affect the Company’s ability to borrow funds or maintain or increase deposits, which could adversely affect its  liquidity and earnings; the Company’s compliance with  regulatory enforcement actions; legislative or regulatory changes that adversely affect the Company’s business including changes in regulatory policies and principles, or  the interpretation of regulatory capital or other rules; the Company’s ability to attract and retain deposits; further increases in premiums for deposit insurance; the Company’s ability to control operating costs and expenses; the use of estimates in determining fair value of certain of the Company’s assets, which estimates may prove to be incorrect and result in significant declines in valuation; difficulties in reducing risks associated with the loans on the Company’s balance sheet; staffing fluctuations in response to product demand or the implementation of corporate strategies that affect the Company’s workforce and potential associated charges; computer systems on which the Company depends could fail or experience a security breach; the Company’s ability to retain key members of its senior management team; costs and effects of litigation, including settlements and judgments; the Company’s ability to successfully integrate any assets, liabilities, customers, systems, and management personnel it may in the future acquire into its operations and the Company’s ability to realize related revenue synergies and cost savings within expected time frames and any goodwill charges related thereto; increased competitive pressures among financial services companies; changes in consumer spending, borrowing and savings habits; the availability of resources to address changes in laws, rules, or regulations or to respond to regulatory actions; the Company’s ability to pay dividends on its common stock; adverse changes in the securities markets; inability of key third-party providers to perform their obligations to us; changes in accounting policies and practices, as may be adopted by the financial institution regulatory agencies or the Financial Accounting Standards Board, including additional guidance and interpretation on accounting issues and details of the implementation of new accounting methods; other economic, competitive, governmental, regulatory, and technological factors affecting the Company’s operations, pricing, products and services and the other risks described from time to time in our filings with the Securities and Exchange Commission.

The Company cautions readers not to place undue reliance on any forward-looking statements. Moreover, you should treat these statements as speaking only as of the date they are made and based only on information then actually known to the Company. The Company does not undertake and specifically disclaims any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. These risks could cause our actual results for fiscal 2010 and beyond to differ materially from those expressed in any forward-looking statements by, or on behalf of, us, and could negatively affect the Company’s operating and stock price performance.

RVSB Third Quarter Fiscal 2010 Results
January 21, 2010

RIVERVIEW BANCORP, INC. AND SUBSIDIARY
Consolidated Balance Sheets
(In thousands, except share data) (Unaudited)	Dec. 31, 2009	Sept. 30, 2009	Dec. 31, 2008	Mar. 31, 2009
ASSETS

Cash (including interest-earning accounts of $1,157, $4,862,	$15,506	$18,513	$23,857	$19,199
$6,901 and $6,405)
Loans held for sale	250	180	834	1,332
Investment securities held to maturity, at amortized cost	517	523	528	529
Investment securities available for sale, at fair value	6,923	8,451	8,981	8,490
Mortgage-backed securities held to maturity, at amortized	331	406	635	570
Mortgage-backed securities available for sale, at fair value	3,102	3,397	4,339	4,066
Loans receivable (net of allowance for loan losses of $18,229,
$18,071, $16,236 and $16,974)	721,180	730,227	805,488	784,117
Real estate and other pers. property owned	23,051	20,482	2,967	14,171
Prepaid expenses and other assets	8,982	2,953	5,260	2,518
Accrued interest receivable	2,639	2,891	3,494	3,054
Federal Home Loan Bank stock, at cost	7,350	7,350	7,350	7,350
Premises and equipment, net	18,267	18,770	19,906	19,514
Deferred income taxes, net	7,869	8,008	4,404	8,209
Mortgage servicing rights, net	512	528	282	468
Goodwill	25,572	25,572	25,572	25,572
Core deposit intangible, net	341	368	457	425
Bank owned life insurance	15,205	15,051	14,614	14,749

TOTAL ASSETS	$857,597	$863,670	$928,968	$914,333

LIABILITIES AND EQUITY

LIABILITIES:
Deposit accounts	$679,570	$662,494	$689,827	$670,066
Accrued expenses and other liabilities	5,263	5,468	6,560	6,700
Advance payments by borrowers for taxes and insurance	148	435	153	360
Federal Home Loan Bank advances	-	5,000	117,100	37,850
Federal Reserve Bank advances	58,300	75,000	-	85,000
Junior subordinated debentures	22,681	22,681	22,681	22,681
Capital lease obligation	2,620	2,630	2,659	2,649
Total liabilities	768,582	773,708	838,980	825,306

EQUITY:
Shareholders' equity
Serial preferred stock, $.01 par value; 250,000 authorized,
issued and outstanding, none	-	-	-	-
Common stock, $.01 par value; 50,000,000 authorized,
December 31, 2009 – 10,923,773 issued and outstanding;	109	109	109	109
September 30, 2009 – 10,923,773 issued and outstanding;
December 31, 2008 – 10,923,773 issued and outstanding;
March 31, 2009 – 10,923,773 issued and outstanding;
Additional paid-in capital	46,920	46,889	46,856	46,866
Retained earnings	43,581	44,867	43,499	44,322
Unearned shares issued to employee stock ownership trust	(825)	(851)	(928)	(902)
Accumulated other comprehensive income (loss)	(1,178)	(1,447)	106	(1,732)
Total shareholders’ equity	88,607	89,567	89,642	88,663

Noncontrolling interest	408	395	346	364
Total equity	89,015	89,962	89,988	89,027

TOTAL LIABILITIES AND EQUITY	$857,597	$863,670	$928,968	$914,333

RVSB Third Quarter Fiscal 2010 Results
January 21, 2010

RIVERVIEW BANCORP, INC. AND SUBSIDIARY
Consolidated Statements of Operations
	Three Months Ended			Nine Months Ended
(In thousands, except share data) (Unaudited)	Dec. 31, 2009	Sept. 30, 2009	Dec. 31, 2008	Dec. 31, 2009	Dec. 31, 2008
INTEREST INCOME:
Interest and fees on loans receivable	$11,376	$11,639	$12,939	$34,725	$39,688
Interest on investment securities-taxable	56	66	130	220	307
Interest on investment securities-non taxable	26	31	36	89	105
Interest on mortgage-backed securities	32	35	51	107	167
Other interest and dividends	23	26	16	63	200
Total interest income	11,513	11,797	13,172	35,204	40,467

INTEREST EXPENSE:
Interest on deposits	2,391	2,448	3,942	7,533	11,848
Interest on borrowings	396	436	859	1,352	3,239
Total interest expense	2,787	2,884	4,801	8,885	15,087
Net interest income	8,726	8,913	8,371	26,319	25,380
Less provision for loan losses	4,500	3,200	1,200	10,050	11,150

Net interest income after provision for loan losses	4,226	5,713	7,171	16,269	14,230

NON-INTEREST INCOME:
Total other-than-temporary impairment losses	(510)	(114)	-	(903)	-
Portion recognized in other comprehensive loss	54	(87)	-	(12)	-
Net impairment losses recognized in earnings	(456)	(201)	-	(915)	-

Fees and service charges	1,121	1,151	1,104	3,516	3,533
Asset management fees	460	465	468	1,434	1,639
Gain on sale of loans held for sale	152	159	103	712	236
Impairment of investment security	-	-	-	-	(3,414)
Bank owned life insurance income	154	151	144	456	438
Other	91	70	83	217	339
Total non-interest income	1,522	1,795	1,902	5,420	2,771

NON-INTEREST EXPENSE:
Salaries and employee benefits	3,741	3,689	3,988	11,305	11,612
Occupancy and depreciation	1,241	1,217	1,241	3,691	3,725
Data processing	228	237	215	705	622
Amortization of core deposit intangible	26	28	31	84	99
Advertising and marketing expense	212	151	174	522	610
FDIC insurance premium	378	445	130	1,518	401
State and local taxes	106	151	164	406	508
Telecommunications	107	113	113	336	351
Professional fees	292	330	280	926	730
Other	1,461	906	571	3,554	1,624
Total non-interest expense	7,792	7,267	6,907	23,047	20,282

INCOME (LOSS) BEFORE INCOME TAXES	(2,044)	241	2,166	(1,358)	(3,281)
PROVISION (BENEFIT) FOR INCOME TAXES	(758)	39	691	(617)	(1,351)
NET INCOME (LOSS)	$(1,286)	$202	$1,475	$(741)	$(1,930)

Earnings (loss) per common share:
Basic	$(0.12)	$0.02	$0.14	$(0.07)	$(0.18)
Diluted	$(0.12)	$0.02	$0.14	$(0.07)	$(0.18)
Weighted average number of shares outstanding:
Basic	10,723,628	10,717,471	10,699,263	10,717,493	10,690,077
Diluted	10,723,628	10,717,471	10,699,263	10,717,493	10,690,077

RVSB Third Quarter Fiscal 2010 Results
January 21, 2010

(Dollars in thousands)	At or for the three months ended			At or for the nine months ended
	Dec. 31, 2009	Sept. 30, 2009	Dec. 31, 2008	Dec. 31, 2009	Dec. 31, 2008
AVERAGE BALANCES
Average interest–earning assets	$783,028	$813,673	$841,638	$805,989	$821,545
Average interest-bearing liabilities	680,654	707,876	730,974	705,012	713,784
Net average earning assets	102,374	105,797	110,664	100,977	107,761
Average loans	743,949	765,470	809,447	766,900	786,977
Average deposits	677,437	655,388	654,867	659,639	642,633
Average equity	91,327	91,303	90,477	91,039	93,258
Average tangible equity	64,874	64,803	64,153	64,414	66,893

ASSET QUALITY	Dec. 31, 2009	Sept. 30, 2009	Dec. 31, 2008

Non-performing loans	$36,402	$36,085	$28,426
Non-performing loans to total loans	4.92%	4.82%	3.46%
Real estate/repossessed assets owned	23,051	20,482	2,967
Non-performing assets	59,453	56,567	31,393
Non-performing assets to total assets	6.93%	6.55%	3.38%
Net loan charge-offs in the quarter	4,342	2,905	1,088
Net charge-offs in the quarter/average net loans	2.32%	1.51%	0.53%

Allowance for loan losses	18,229	18,071	16,236
Allowance for loan losses and unfunded loan
commitments	18,502	18,355	16,496
Average interest-earning assets to average
interest-bearing liabilities	115.04%	114.95%	115.14%
Allowance for loan losses to
non-performing loans	50.08%	50.08%	57.12%
Allowance for loan losses to total loans	2.47%	2.41%	1.97%
Allowance for loan losses and
unfunded loan commitments to total loans	2.50%	2.45%	2.01%
Shareholders’ equity to assets	10.33%	10.37%	9.65%

LOAN MIX	Dec. 31, 2009	Sept. 30, 2009	Dec. 31, 2008	March 31, 2009
Commercial and construction
Commercial	$111,662	$112,578	$133,616	$127,150
Other real estate mortgage	454,345	449,405	465,413	447,652
Real estate construction	82,116	94,319	133,637	139,476
Total commercial and construction	648,123	656,302	732,666	714,278
Consumer
Real estate one-to-four family	88,507	88,862	85,579	83,762
Other installment	2,779	3,134	3,479	3,051
Total consumer	91,286	91,996	89,058	86,813

Total loans	739,409	748,298	821,724	801,091

Less:
Allowance for loan losses	18,229	18,071	16,236	16,974
Loans receivable, net	$721,180	$730,227	$805,488	$784,117

RVSB Third Quarter Fiscal 2010 Results
January 21, 2010

COMPOSITION OF COMMERCIAL AND CONSTRUCTION LOANS

		Commercial		Commercial
		Real Estate	Real Estate	& Construction
	Commercial	Mortgage	Construction	Total
December 31, 2009	(Dollars in thousands)
Commercial	$ 111,662	$ -	$ -	$ 111,662
Commercial construction	-	-	43,983	43,983
Office buildings	-	88,708	-	88,708
Warehouse/industrial	-	44,023	-	44,023
Retail/shopping centers/strip malls	-	81,524	-	81,524
Assisted living facilities	-	34,068	-	34,068
Single purpose facilities	-	94,680	-	94,680
Land	-	76,801	-	76,801
Multi-family	-	34,541	-	34,541
One-to-four family	-	-	38,133	38,133
Total	$ 111,662	$ 454,345	$ 82,116	$ 648,123

March 31, 2009
Commercial	$ 127,150	$ -	$ -	$ 127,150
Commercial construction	-	-	65,459	65,459
Office buildings	-	90,621	-	90,621
Warehouse/industrial	-	40,214	-	40,214
Retail/shopping centers/strip malls	-	81,233	-	81,233
Assisted living facilities	-	26,743	-	26,743
Single purpose facilities	-	88,574	-	88,574
Land	-	91,873	-	91,873
Multi-family	-	28,394	-	28,394
One-to-four family	-	-	74,017	74,017
Total	$ 127,150	$ 447,652	$ 139,476	$ 714,278

(Dollars in thousands)

DEPOSIT MIX	Dec. 31, 2009	Sept. 30, 2009	Dec. 31, 2008	March 31, 2009

Interest checking	$ 74,199	$ 69,507	$ 100,969	$ 96,629
Regular savings	30,153	28,858	26,014	28,753
Money market deposit accounts	195,117	189,150	169,261	178,479
Non-interest checking	83,396	87,495	85,320	88,528
Certificates of deposit	296,705	287,484	308,263	277,677
Total deposits	$ 679,570	$ 662,494	$ 689,827	$ 670,066

RVSB Third Quarter Fiscal 2010 Results
January 21, 2010

DETAIL OF NON-PERFORMING ASSETS

	Northwest	Other	Southwest	Other
	Oregon	Oregon	Washington	Washington	Other	Total
December 31, 2009	(dollars in thousands)
Non-performing assets

Commercial	$ 1,143	$ 2,905	$ 6,005	$ -	$ -	$ 10,053
Commercial real estate	-	-	435	-	-	435
Land	-	2,115	8,007	176	1,635	11,933
Multi-family	-	-	-	-	-	-
Commercial construction	-	-	-	31	-	31
One-to-four family construction	6,302	3,017	2,135	-	-	11,454
Real estate one-to-four family	1,095	-	1,369	14	-	2,478
Consumer	-	-	18	-	-	18
Total non-performing loans	8,540	8,037	17,969	221	1,635	36,402

REO	425	7,190	9,995	5,441	-	23,051

Total non-performing assets	$ 8,965	$ 15,227	$ 27,964	$ 5,662	$ 1,635	$ 59,453

DETAIL OF SPEC CONSTRUCTION AND LAND DEVELOPMENT LOANS

	Northwest	Other	Southwest	Other
	Oregon	Oregon	Washington	Washington	Other	Total
December 31, 2009	(dollars in thousands)
Land and Spec Construction Loans

Land Development Loans	$ 6,784	$ 6,305	$ 54,174	$ 1,948	$ 7,590	$ 76,801
Spec Construction Loans	10,985	5,580	13,108	1,565	-	31,238

Total Land and Spec Construction	$ 17,769	$ 11,885	$ 67,282	$ 3,513	$ 7,590	$ 108,039

RVSB Third Quarter Fiscal 2010 Results
January 21, 2010

	At or for the three months ended			At or for the nine months ended
SELECTED OPERATING DATA	Dec. 31, 2009	Sept. 30, 2009	Dec. 31, 2008	Dec. 31, 2009	Dec. 31, 2008

Efficiency ratio (4)	76.03%	67.87%	67.23%	72.61%	72.05%
Coverage ratio (6)	111.99%	122.65%	121.20%	114.20%	125.14%
Return on average assets (1)	-0.59%	0.09%	0.64%	-0.11%	-0.29%
Return on average equity (1)	-5.59%	0.88%	6.47%	-1.08%	-2.75%
Average rate earned on interest-earned assets	5.84%	5.76%	6.22%	5.81%	6.55%
Average rate paid on interest-bearing liabilities	1.62%	1.62%	2.61%	1.67%	2.81%
Spread (7)	4.22%	4.14%	3.61%	4.14%	3.74%
Net interest margin	4.43%	4.35%	3.95%	4.34%	4.11%

PER SHARE DATA
Basic earnings per share (2)	$ (0.12)	$ 0.02	$ 0.14	$ (0.07)	$ (0.18)
Diluted earnings per share (3)	(0.12)	0.02	0.14	(0.07)	(0.18)
Book value per share (5)	8.11	8.20	8.21	8.11	8.21
Tangible book value per share (5)	5.69	5.78	5.80	5.69	5.80
Market price per share:
High for the period	$ 3.93	$ 4.32	$ 6.10	$ 4.32	$ 9.79
Low for the period	2.24	2.95	2.25	2.24	2.25
Close for period end	2.24	3.70	2.25	2.24	2.25
Cash dividends declared per share	-	-	-	-	0.135

Average number of shares outstanding:
Basic (2)	10,723,628	10,717,471	10,699,263	10,717,493	10,690,077
Diluted (3)	10,723,628	10,717,471	10,699,263	10,717,493	10,690,077

(1)	Amounts are annualized.
(2)	Amounts calculated exclude ESOP shares not committed to be released.
(3)	Amounts calculated exclude ESOP shares not committed to be released and include common stock equivalents.
(4)	Non-interest expense divided by net interest income and non-interest income.
(5)	Amounts calculated based on shareholders’ equity and include ESOP shares not committed to be released.
(6)	Net interest income divided by non-interest expense.
(7)	Yield on interest-earning assets less cost of funds on interest bearing liabilities.

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